Exhibit 99.1

Commerce Group Shareholders Approve MAPFRE Merger

WEBSTER, Mass.--(BUSINESS WIRE)--The Commerce Group, Inc. (NYSE: CGI) announced that Commerce shareholders voted at a special meeting today to approve the October 30, 2007 Agreement and Plan of Merger that provides for the acquisition of Commerce by MAPFRE S.A.

The number of shares of Commerce common stock voting to approve the merger agreement represented 88% of the total number of shares entitled to vote and more than 97% of the shares actually voted.

Completion of the merger remains subject to the receipt of approvals in Massachusetts, as well as California, New York and Ohio, and to the satisfaction of other standard conditions. At present, Commerce and MAPFRE expect the merger to occur late in the first quarter or early in the second quarter of 2008.

When the merger is completed, each holder of Commerce common stock at the time of the merger will be entitled to receive $36.70 in cash, without interest and less any applicable withholding taxes, for each share of Commerce common stock. Promptly after the effective time of the merger, a paying agent to be designated by MAPFRE will mail or deliver a letter of transmittal containing instructions on the procedures for receiving the merger consideration.

Commerce shareholders will be entitled to receive the $36.70 per share price only after the merger takes place and after following the instructions provided in the letter of transmittal. Shareholders should not forward stock certificates without a letter of transmittal.

About The Commerce Group, Inc.

The Commerce Group, Inc. is headquartered in Webster, Massachusetts. Property and casualty insurance subsidiaries include The Commerce Insurance Company and Citation Insurance Company in Massachusetts, Commerce West Insurance Company in California, American Commerce Insurance Company in Ohio, and State-Wide Insurance Company in New York. Through its subsidiaries’ combined insurance activities, the Company is ranked as the 20th largest personal automobile insurance group in the country by A.M. Best Company, based on 2006 direct written premium information. The Company and its insurance subsidiaries are rated A+ (Superior) by A.M. Best.

Forward-Looking Statements

It should be noted that this release might contain certain statements that may be considered forward-looking statements. Commerce Group refers you to its 2006 Form 10-K, its September 30, 2007 Form 10-Q and its Form 8-K filed February 4, 2008 for a description of the Company’s business environment and important other factors that may affect its business, including its language regarding forward-looking statements.

CONTACT:
The Commerce Group, Inc.
Randall V. Becker, 508-949-4129
Chief Financial Officer